UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 11, 2004

Aspect Communications Corporation

(Exact name of registrant as specified in its charter)

0-18391
(Commission File Number)

California (State or other jurisdiction of incorporation)	94-2974062 (I.R.S. Employer Identification No.)

1320 Ridder Park Drive
San Jose, CA 95131
(Address of principal executive offices, with zip code)

(408) 325-2200
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.

     (a) On November 11, 2004, Gary Wetsel, the Chief Financial Officer of Aspect Communications Corporation (the “Company”) will give a Financial Overview Presentation on the Company. A copy of the Financial Overview Presentation is attached as Exhibit 99.1 hereto and incorporated into this Form 8-K by reference.

     The Financial Overview Presentation includes a discussion of the Company’s historical operating results using various non-GAAP financial measures, including (i) gross margin and operating income numbers excluding charges for restructuring and the write-off of intangible assets; (ii) net cash; (iii) EBITDA; and (iv) EPS with a higher tax rate than the Company is currently charged. A “non-GAAP financial measure” is defined as a numerical measure of a company’s performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles (“GAAP”). Pursuant to the requirements of Regulation G, the Company has included a reconciliation of all non-GAAP financial measures in the Financial Overview Presentation, and has posted this information on the Company’s website at http://www.aspect.com/ir/index.cfm.

     Management of the Company uses gross margin and operating income numbers excluding charges for restructuring and the write-off of intangible assets in monitoring and evaluating the Company’s ongoing financial results and trends. Management believes these measures are useful for investors because the restructuring charges and the write-off of intangible assets are unusual due to their nature, size and infrequency. In the case of the restructuring charges, while more frequent in 2002 and 2003, the widely varying magnitude of the charges between Q3 2002 of $22.7 million and Q4 2003 of $0.8 million, together with the different sources of such charges (the total 2003 charge of net $3.8 million resulted from an upward estimate revision for future facility related obligations and a reduced estimate of remaining severance and outplacement costs; the total 2002 charge of net $22.4 million resulted from consolidation of facilities costs, severance and outplacement costs and other restructuring costs), led us to conclude that they were unusual enough to warrant separate presentation. In the case of the write-off of intangible assets, for the three-year period presented, only one charge occurred, in Q3 2002. The magnitude of that charge was also unique, in that it resulted in a 39.0% change in gross margin and a $38.7 million change in operating income/loss. We believe that the magnitude of these swings are outside of our core operating results, and not useful from an internal planning and forecasting perspective.

     Management uses net cash to analyze the Company’s total cash position minus total debt position, which provides insight into usable cash (free of encumbrance). Management believes that viewing this usable cash position is needed from a cash use planning perspective. Management of the Company uses EBITDA in monitoring and evaluating the Company’s ongoing financial results and trends. The EPS with a higher tax rate than the Company is currently charged is presented because the higher rate represents a more normalized tax rate,

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which the Company expects will be applicable to it in the future. Management feels that it is valuable for investors to be aware of this higher expected future tax rate.

     We believe that the presentation is helpful to investors based on the insight obtained by review of our results of operations excluding such charges, which management fundamentally believes to be outside of the core operating results of our business units. Additionally, from a planning and forecasting perspective, management also relies on these measures, and feels that investors should have the benefit of viewing the presentation in the same manner as management does in running our business operations. The presentation of (i) the gross margin and operating income, excluding charges for restructuring and the write-off of intangible assets; (ii) net cash; (iii) EBITDA numbers; and (iv) EPS with a higher tax rate are not meant to be considered in isolation or as a substitute for the Company’s financial results prepared in accordance with GAAP.

Item 9.01 Financial Statements and Exhibits.

     (c) Exhibits.

     99.1      Aspect Communications Corporation’s Financial Overview Presentation.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aspect Communications Corporation
Date: November 11, 2004	By:	/s/ Gary E. Barnett
Gary E. Barnett,
President and Chief Executive Officer

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ASPECT COMMUNICATIONS CORPORATION
INDEX TO EXHIBITS

Exhibit
Number	Description
99.1	Aspect Communications Corporation’s Financial Overview Presentation.